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Exhibit 23.3

Consent of Independent Auditor

Centennial Resource Development, Inc.
Denver, Colorado

        We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement (No. 333-219738) of our report dated July 19, 2017, relating to the statement of revenues and direct operating expenses associated with the oil and natural gas properties acquired by Centennial Resource Development, Inc. ("Centennial") from GMT Exploration Company, LLC, included in Centennial's current report on Form 8-K/A filed on August 7, 2017.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO USA, LLP
Houston, Texas
September 15, 2017

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  Exhibit 23.3
Consent of Independent Auditor